Exhibit 99.1

INTERNATIONAL PAPER PLAZA 400 ATLANTIC STREET STAMFORD, CT 06921

News Release

Media Contacts:	Jennifer Boardman, 203-541-8407 Stacy Wygant, 901-359-6335

Investor Contact:	Darial Sneed, 203-541-8541

International Paper Reports Fourth-Quarter 2002 Earnings:
Narrows Net Loss and Improves Operating Earnings
by Nearly 40 Percent for the Full Year

•
Fourth-quarter operating earnings of $0.33 per share increased by 50 percent over the prior year, and full-year 2002 operating earnings of $1.12 per share increased by nearly 40 percent, adjusting for the elimination of goodwill amortization and before special charges.

•	Aggressive cost controls and mix improvement helped narrow the full-year net loss, despite special charges primarily for cost reduction programs and legal reserve.

Stamford, Conn. – Jan. 30, 2003 – International Paper (NYSE: IP) today reported a 2002 fourth-quarter net loss of $130 million ($0.27 per share), compared with a net loss of $572 million ($1.19 per share) in the fourth quarter 2001 and net earnings of $145 million ($0.30 per share) in the third quarter 2002. For the 2002 full year, International Paper reported a net loss of $880 million ($1.83 per share) compared with a net loss of $1.2 billion ($2.50 per share) in 2001. Amounts in all periods include the effects of special items.

Fourth-quarter 2002 net sales totaled $6.3 billion, the same as in the 2001 fourth quarter, and slightly below 2002 third-quarter sales of $6.4 billion. Sales for the full year in 2002 were $25.0 billion compared with $26.4 billion in 2001.

Before special items, earnings for the 2002 fourth quarter were $160 million ($0.33 per share), compared with 2001 fourth-quarter earnings before special items of $58 million ($0.12 per share) and third-quarter 2002 earnings before special items of $153 million ($0.32 per share).

For the year 2002, International Paper reported earnings before special items of $540 million ($1.12 per share), compared with 2001 full-year earnings of $214 million ($0.44 per share) before special and extraordinary items.

“It’s a significant achievement that the company increased fourth-quarter operating earnings by 50 percent over the fourth quarter of last year despite sharply lower pricing. We also maintained the momentum we gained in the second and third quarters of this year even amid seasonally weaker fourth-quarter volumes,” said John Dillon, International Paper chairman and chief executive officer. “Our 2002 full year operating performance demonstrates that our internal programs continue to improve our bottom line.”

As in the prior 2002 quarters, fourth-quarter results reflect the elimination of goodwill amortization effective Jan. 1, 2002, resulting in an increase of $0.10 per share in the fourth quarter ($0.38 per share for the twelve months ended Dec. 31) compared with 2001 results. During the fourth quarter, the company also benefited from an adjustment in the annual tax rate that resulted in a $0.04 per share improvement in earnings before special items for the quarter as compared with third quarter 2002.

Special items in the 2002 fourth quarter consisted of a pre-tax charge of $101 million ($71 million after taxes and minority interest) for facility closures, administrative realignment severance costs, and cost reduction actions, a pre-tax charge of $450 million ($278 million after taxes) for additions to existing exterior siding legal reserves, a pre-tax charge of $46 million ($27 million after taxes and minority interest) for early debt retirement costs, a pre-tax credit of $58 million ($36 million after taxes) for the reversal of restructuring and realignment reserves no longer required, a pre-tax credit of $10 million ($4 million after taxes) to adjust accrued costs of businesses sold, and a $46 million credit for an adjustment of deferred state income tax reserves.

Special items in the 2001 fourth quarter included a pre-tax charge of $171 million ($111 million after taxes) for asset shutdowns of excess internal capacity and cost reduction actions, a pre-tax charge of $591 million ($530 million after taxes) related to dispositions and asset impairments of businesses held for sale, and a pre-tax credit of $17 million ($11 million after taxes) for the reversal of reserves no longer required.

Full year 2002 results also included a transitional goodwill impairment charge of approximately $1.2 billion for the effect of adopting SFAS No. 142, “Goodwill and Other Intangible Assets”, that was recorded as an accounting change in first quarter operating results as required by the statement. Results for 2001 included a $16 million after-tax charge for the cumulative effect of a change in accounting for derivatives and hedging activity.

As previously announced, International Paper recorded a $1.5 billion after-tax direct charge to shareholders’ equity in the fourth quarter of 2002, with no impact on earnings, for the write-off of a prepaid pension asset and establishment of a minimum liability for the shortfall of the market value of U.S. plan assets below plan accumulated benefit obligations. This adjustment is required by U.S. Generally Accepted Accounting Principles (GAAP) when the accrued pension liability exceeds the market value of plan assets. A recently completed funding study indicates, however, that the probability of required cash contributions to the plan over the next several years is low.

Commenting on the coming year, Dillon said, “We expect a seasonally weak first quarter, but anticipate improvement in the spring. Additionally, there are upside opportunities associated with the potential passage of an economic stimulus package, improved U.S. dollar and related export competitiveness, as well as the possibility of greater certainty relating to the Iraqi situation. Internally, we will continue to capture more cost and mix improvements and focus on improving our returns on a relative and absolute basis.”

Segment Information

Compared with fourth quarter 2001, operating profits were up in most segments reflecting the continued success of improvements in the company’s cost structure.

Fourth-quarter 2002 segment operating profits and business trends compared with the third quarter of 2002 are as follows.

Fourth-quarter operating profits for Printing Papers were $157 million compared with third-quarter 2002 operating profits of $180 million as a result of seasonally weaker sales volumes in the North American businesses.

Industrial and Consumer Packaging operating profits were $116 million in the fourth quarter, compared with $128 million in the third quarter as a result of lower containerboard, box and bleached board sales volumes and mixed pricing.

The company’s distribution business, xpedx, reported operating profits of $28 million for the fourth quarter 2002 compared with operating profits in the third quarter of $23 million principally due to continued improvement in the xpedx cost structure.

Fourth-quarter Forest Products operating profits of $156 million were down from $164 million in the third quarter 2002 as a result of lower lumber and plywood sales volumes, and lower lumber prices.

Operating profits at Carter Holt Harvey, International Paper’s 50.5 percent owned subsidiary in New Zealand, were $16 million in the fourth quarter 2002, flat with third-quarter 2002 operating profits as the business continued to benefit from strong housing markets in Australia and New Zealand.

Net corporate expenses decreased from $71 million in the third quarter of 2002 to $51 million in the fourth quarter due primarily to lower inventory-related costs and the sale of shares received from an insurance company demutualization, offset in part by lower net foreign exchange gains and an increase in benefit-related expenses.

The company will hold a webcast to discuss earnings and current market conditions at 10 a.m. (EST) today. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investor Information button. Persons who wish to listen to the live earnings webcast must pre-register at the site prior to the webcast. A replay of the webcast will also be available on the Web site beginning at 1 p.m. (EST) this afternoon.

International Paper (http://www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative ® (SFIsm) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

# # #

Statements in this press release that are not historical are forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to, the strength of demand for the company’s products and changes in overall demand, the effects of competition from foreign and domestic producers, the level of housing starts, changes in the cost or availability of raw materials, the cost of compliance with environmental and other governmental regulations, the ability of the company to continue to realize anticipated cost savings, performance of the company’s manufacturing operations, results of legal proceedings, changes related to international economic conditions, changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro, and economic conditions in developing countries, specifically Brazil and Russia. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

International Paper
Summary of Consolidated Earnings
Preliminary and Unaudited
(In millions except for net sales and per share amounts)

	Three Months Ended December 31,				Twelve Months Ended December 31,

	2002		2001		2002		2001

Net Sales (In billions)	$6.3		$6.3		$25.0		$26.4

Earnings (Loss) Before Interest, Income Taxes, Minority Interest, Extraordinary Items and Cumulative Effect of Accounting Changes	(79	) (a)	(422	) (f)	1,154	(a,c,d)	(336	) (g)
Interest expense, net	193		211		783		929

Earnings (Loss) Before Income Taxes, Minority Interest, Extraordinary Items and Cumulative Effect of Accounting Changes	(272	) (a)	(633	) (f)	371	(a,c,d)	(1,265	) (g)
Income tax provision	(172	) (a,b)	(96	) (f)	(54	) (a,b,c,d)	(270	) (g)
Minority interest expense, net of taxes	30	(a)	35		130	(a,c,d)	147	(g)

Earnings (Loss) Before Extraordinary Items And Cumulative Effect of Accounting Changes	(130	) (a,b)	(572	) (f)	295	(a,b,c,d)	(1,142	) (g)
Gains (losses) on sales of investments and businesses, net of taxes and minority interest	—		—		—		(46	) (h)
Cumulative effect of accounting changes:
Transitional goodwill impairment charge, net of minority interest	—		—		(1,175	)(e)	—
Derivatives and hedging activities, net of taxes and minority interest	—		—		—		(16	) (i)

Net Earnings (Loss)	$(130	) (a,b)	$(572	) (f)	$(880	) (a,b,c,d,e)	$(1,204	) (g,h,i)

Earnings (Loss) Per Common Share Before Extraordinary Items and Cumulative Effect of Accounting Changes	$(0.27	) (a,b)	$(1.19	) (f)	$0.61	(a,b,c,d)	$(2.37	) (g)
Earnings (Loss) Per Common Share -
Extraordinary items	—		—		—		$(0.10	) (h)
Cumulative effect of accounting changes:
Goodwill impairment	—		—		$(2.44	) (e)	—
Derivatives and hedging activities	—		—		—		$(0.03)	(i)

Earnings (Loss) Per Common Share	$(0.27	) (a,b)	$(1.19	) (f)	$(1.83	) (a,b,c,d,e)	$(2.50	) (g,h,i)

Earnings (Loss) Per Common Share -Assuming Dilution	$(0.27	) (a,b)	$(1.19	) (f)	$(1.83	) (a,b,c,d,e)	$(2.50	) (g,h,i)

Average Shares of Common Stock Outstanding	479.6		481.9		481.4		482.6

(a)	Includes a charge of $101 million before taxes and minority interest ($71 million after taxes and minority interest) for facility closures, administrative realignment severance costs, and cost reduction actions, a pre-tax charge of $450 million ($278 million after taxes) for additions to existing exterior siding legal reserves, a charge of $46 million before taxes and minority interest ($27 million after taxes and minority interest) for early debt retirement costs, a pre-tax credit of $58 million ($36 million after taxes) for the reversal of restructuring and realignment reserves no longer required, and a credit of $10 million before taxes ($4 million after taxes) to adjust accrued costs of businesses sold or held for sale.

(b)	Includes a $46 million credit for a deferred state income tax adjustment.

(c)	Includes a pre-tax charge of $10 million ($4 million after taxes and minority interest) for business realignment severance costs, a pre-tax charge of $9 million ($5 million after taxes and minority interest) for asset impairment charges, and a net $3 million gain before taxes ($1 million after taxes) related to adjustments of gains (losses) of businesses previously sold.

(d)	Includes a $10 million pre-tax credit ($7 million after taxes) for the reversal of reserves no longer required, a pre-tax charge of $79 million ($50 million after taxes) for facility closures, administrative realignment and related severance costs, and a net $28 million gain before taxes and minority interest ($96 million after taxes and minority interest) related to sales and expenses of businesses held sale. (The larger gain on an after-tax basis results from reversing the assumed stock-sale tax treatment of the 2001 fourth quarter write-down of the assets of Arizona Chemical to estimated realizable value.)

(e)	Includes a $1,236 million charge before minority interest ($1,175 million after minority interest) for the transitional goodwill impairment charge from the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”, recorded as the cumulative effect of an accounting change in the first quarter of 2002.

(f)	Includes a pre-tax charge of $171 million ($111 million after taxes) for asset shutdowns of excess internal capacity and cost reduction actions, a pre-tax charge of $591 million ($530 million after taxes) related to dispositions and asset impairments of businesses held for sale, and a $17 million pre-tax credit ($11 million after taxes) for the reversal of reserves no longer required.

(g)	Includes a charge of $1,117 million before taxes and minority interest ($752 million after taxes and minority interest) for asset shutdowns of excess internal capacity, cost reduction actions, and additions to existing exterior siding legal reserves, a pre-tax charge of $629 million ($587 million after taxes) related to dispositions and asset impairments of businesses held for sale, a $42 million pre-tax charge ($28 million after taxes) for Champion merger integration costs, and a $17 million pre-tax credit ($11 million after taxes) for the reversal of reserves no longer required.

(h)	Includes an extraordinary pre-tax charge of $73 million ($46 million after taxes) related to the impairment of the Masonite business and the divestiture of the Petroleum and Minerals assets.

(i)	Includes a $25 million charge to net earnings before taxes and minority interest ($16 million after taxes and minority interest) for the cumulative effect of adopting SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS Nos. 137 and 138.

International Paper Company
Summary of Consolidated Earnings
Preliminary and Unaudited
(In Millions except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2002	2001	2002	2001

Net Earnings Before Special Items	$160	$58	$540	$214

Restructuring and other charges	(71)	(111)	(130)	(606)
Additional legal reserves	(278)	—	(278)	(146)
Debt retirement costs	(27)	—	(27)	—
Reversal of reserves no longer required	36	11	43	11
Net gains (losses) on sales and impairments of businesses held for sale	4	(530)	101	(633)
Deferred state income tax adjustment	46	—	46	—
Merger integration costs	—	—	—	(28)
Cumulative effect of change in accounting for transitional goodwill impairment charge	—	—	(1,175)	—
Cumulative effect of change in accounting for derivatives and hedging activities	—	—	—	(16)

Net Earnings (Loss) as Reported	$(130)	$(572)	$(880)	$(1,204)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2002	2001	2002	2001

Earnings Per Common Share Before Special Items	$0.33	$0.12	$1.12	$0.44

Restructuring and other charges	(0.15)	(0.23)	(0.27)	(1.26)
Additional legal reserves	(0.58)	—	(0.58)	(0.30)
Debt retirement costs	(0.06)	—	(0.06)	—
Reversal of reserves no longer required	0.08	0.02	0.09	0.02
Net gains (losses) on sales and impairments of businesses held for sale	0.01	(1.10)	0.21	(1.31)
Deferred state income tax adjustment	0.10	—	0.10	—
Merger integration costs	—	—	—	(0.06)
Cumulative effect of change in accounting for transitional goodwill impairment charge	—	—	(2.44)	—
Cumulative effect of change in accounting for derivatives and hedging activities	—	—	—	(0.03)

Earnings (Loss) Per Common Share as Reported	$(0.27)	$(1.19)	$(1.83)	$(2.50)

International Paper
Sales and Earnings by Industry Segment
Preliminary and Unaudited
(In Millions)

Sales by Industry Segment

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2002	2001	2002	2001

Printing Papers	$1,910	$1,840	$7,510	$7,815
Industrial and Consumer Packaging	1,540	1,555	6,095	6,280
Distribution	1,630	1,615	6,345	6,790
Forest Products	765	725	3,090	2,855
Carter Holt Harvey	520	460	1,910	1,710
Specialty Businesses and Other (1)	330	405	1,535	2,325
Less: Intersegment Sales	(405)	(346)	(1,509)	(1,412)

	$6,290	$6,254	$24,976	$26,363

Earnings by Industry Segment

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2002	2001	2002	2001

Printing Papers	$157	$119	$519	$538
Industrial and Consumer Packaging	116	129	517	508
Distribution	28	(10)	92	21
Forest Products	156	153	700	655
Carter Holt Harvey	16	8	56	13
Specialty Businesses and Other (1)	13	3	51	52

Operating Profit	486	402	1,935	1,787

Interest expense, net	(193)	(211)	(783)	(929)
Minority interest (2)	15	10	58	17
Corporate items, net (3)	(51)	(89)	(253)	(369)
Merger integration costs	—	—	—	(42)
Restructuring and other charges	(597)	(171)	(695)	(1,117)
Net gains (losses) on sales and impairments of businesses held for sale	10	(591)	41	(629)
Reversal of reserves no longer required	58	17	68	17

Earnings (loss) before income taxes, minority interest, extraordinary items and cumulative effect of accounting changes	$(272)	$(633)	$371	$(1,265)

(1)	Includes Arizona Chemical, Chemical Cellulose Pulp and Industrial Papers, as well as other smaller businesses identified in our divestiture program.

(2)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax minority interest for these subsidiaries is added here to present consolidated earnings before income taxes, minority interest, extraordinary items, and cumulative effect of accounting changes.

(3)	Corporate net expense was $51 million for the three months ended December 31, 2002, compared with $89 million for the three months ended December 31, 2001, primarily due to the elimination of goodwill amortization, higher net foreign exchange gains, lower natural gas hedging costs and income from the sale of shares received from an insurance company demutualization offset in part by lower pension income and higher benefit and inventory-related costs.

Corporate net expense was $253 million for the twelve months ended December 31, 2002, compared with $369 million for the twelve months ended December 31, 2001, primarily due to the elimination of goodwill amortization, higher net foreign exchange gains, lower natural gas hedging costs and income from the sale of shares received from an insurance company demutualization offset in part by lower pension income and higher benefit costs

International Paper
Sales Volumes by Product (1) (2)
Preliminary and Unaudited

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2002	2001	2002	2001

Printing Papers (In thousands of short tons)
Uncoated Papers and Bristols	1,570	1,589	6,469	6,439
Coated Papers	555	519	2,212	2,132
Market Pulp	672	678	2,525	2,531

Packaging (In thousands of short tons)
Containerboard	567	509	2,262	2,091
Bleached Packaging Board	342	328	1,336	1,247
Kraft	154	164	626	587
Industrial and Consumer Packaging	1,123	1,125	4,526	4,683

Forest Products (In millions)
Panels (sq. ft. 3/8” – basis)	528	724	2,433	2,991
Lumber (board feet)	1,005	1,032	4,227	4,089
MDF and Particleboard (sq. ft. 3/4” – basis)	123	172	623	660

(1)	Includes third party and inter-segment sales and 100 percent of volumes sold by Carter Holt Harvey.
(2)	Sales volumes for divested businesses are included through the date of sale.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In Millions)

	December 31, 2002	December 31, 2001

ASSETS
Current Assets
Cash and temporary investments	$1,074	$1,224
Accounts and notes receivable, net	2,780	2,778
Inventories	2,879	2,877
Assets of businesses held for sale	128	219
Other current assets	877	1,057

Total Current Assets	7,738	8,155

Plants, Properties and Equipment, net	14,167	14,616
Forestlands	3,846	4,197
Investments	227	239
Goodwill	5,307	6,543
Deferred Charges and Other Assets	2,507	3,477

Total Assets	$33,792	$37,227

LIABILITIES AND COMMON SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable and current maturities of long-term debt	$—	$957
Liabilities of businesses held for sale	44	77
Accounts payable and accrued liabilities	4,548	4,307

Total Current Liabilities	4,592	5,341

Long-Term Debt	13,042	12,457
Deferred Income Taxes	1,765	3,389
Other Liabilities	3,777	2,669
Minority Interest	1,450	1,275
Preferred Securities	1,805	1,805

Common Shareholders’ Equity
Invested capital	4,101	5,669
Retained earnings	3,260	4,622

Total Common Shareholders’ Equity	7,361	10,291

Total Liabilities and Common Shareholders’ Equity	$33,792	$37,227

Note: Certain reclassifications have been made to prior-year amounts to conform to the current year presentation.